EXHIBIT 5.1

One Financial Center Boston, MA 02111 617-542-6000 617-542-2241 fax www.mintz.com

September 5, 2014

ARIAD Pharmaceuticals, Inc.

26 Landsdowne Street

Cambridge, Massachusetts 02139

Ladies and Gentlemen:

We have acted as legal counsel to ARIAD Pharmaceuticals, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-8 (the “Registration Statement”), pursuant to which the Company is registering the issuance under the Securities Act of 1933, as amended (the “Securities Act”), of an aggregate of 13,466,555 shares (the “Shares”) of the Company’s common stock, $.001 par value per share (the “Common Stock”), consisting of: (i) 12,716,555 Shares that may be issued pursuant to the ARIAD Pharmaceuticals, Inc. 2014 Long-Term Incentive Plan (the “2014 Plan”), including 4,716,555 shares of Common Stock carried over from the 2006 Long-Term Incentive Plan, as amended, and (ii) 750,000 Shares that may be issued pursuant to the Amended and Restated ARIAD Pharmaceuticals, Inc. 1997 Employee Stock Purchase Plan pursuant to an amendment to the plan that became effective on June 25, 2014 (the “ESPP,” and together with the 2014 Plan, the “Plans”); and the associated rights (the “Rights”) to purchase shares of the Company’s Series A Junior Participating Preferred Stock, par value $0.01 per share (“Series A Preferred Stock”), issuable pursuant to the Section 382 Rights Agreement, dated October 31, 2013, between the Company and Computershare Trust Company, N.A., as Rights Agent (the “Rights Agreement”). Each Share has an attached Right to purchase one-thousandth of a share of Series A Preferred Stock, which Rights are not currently exercisable, on the terms set forth in the Rights Agreement. This opinion is being rendered in connection with the filing of the Registration Statement with the Commission. All capitalized terms used herein and not otherwise defined shall have the respective meanings given to them in the Registration Statement.

In connection with this opinion, we have examined the Company’s Certificate of Incorporation, as amended, the Amended and Restated Bylaws, and the Rights Agreement, each as currently in effect; such other records of the corporate proceedings of the Company and certificates of the Company’s officers as we have deemed relevant; and the Registration Statement and the exhibits thereto.

In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies. In addition, we have assumed that the Company will receive any required consideration in accordance with the terms of the Plans.

With respect to our opinion regarding the nature of the Rights as binding obligations of the Company, we (i) express no opinion as to the determination that a court of competent jurisdiction may make regarding whether the Company’s Board of Directors would be required to redeem or terminate, or take other action with respect to the Rights at some future time based on the facts and circumstances existing at that time; (ii) have assumed that the members of the Company’s Board of Directors have acted in a manner consistent with their fiduciary duties as required under applicable law in adopting the Rights Agreement; and (iii) have addressed the Rights and the Rights Agreement in their entirety, and it is not settled whether the invalidity of any particular provision of the Rights Agreement or the Rights issued thereunder would result in invalidating the Rights in their entirety.

Our opinion is limited to the General Corporation Law of the State of Delaware and we express no opinion with respect to the laws of any other jurisdiction. No opinion is expressed herein with respect to the qualification of the Shares or the Rights under the securities or blue sky laws of any state or any foreign jurisdiction.

Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters. This opinion is based upon currently existing statutes, rules, regulations and judicial decisions, and we disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinions set forth herein.

Based upon the foregoing, we are of the opinion that (i) the Shares, when issued and delivered in accordance with the terms of the Plans, will be validly issued, fully paid and non-assessable; and (ii) the Rights, when the Shares are issued and delivered in accordance with the terms of the Plans, will constitute binding obligations of the Company.

We understand that you wish to file this opinion with the Commission as an exhibit to the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Securities Act, and we hereby consent thereto. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Mintz, Levin, Cohn, Ferris,

Glovsky and Popeo, P.C.

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